Exhibit 5.1

Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, California 94304-1050 o: 650.493.9300 f: 650.493.6811

May 29, 2026
Kodiak AI, Inc.
1049 Terra Bella Avenue
Mountain View, CA 94043

Re:	Registration Statement on Form S-1
Ladies and Gentlemen:
This opinion is furnished to you in connection with the Registration Statement on Form S-1 (the “Registration Statement”), filed by Kodiak AI, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) in connection with the registration pursuant to the Securities Act of 1933, as amended (the “Securities Act”), of the offer and resale of (i) up to 15,384,609 shares (the “Outstanding Shares”) of the Company’s Common Stock, par value $0.0001 per share (“Common Stock”), and (ii) up to 15,384,609 shares (the “Warrant Shares” and together with the Outstanding Shares, the “Shares”) of Common Stock issuable upon the exercise of certain warrants exercisable at a price of $6.00 per share (the “Warrants”).
We are acting as counsel for the Company in connection with the registration of the offerings of the Shares being made pursuant to the Registration Statement. In such capacity, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such instruments, documents, certificates and records that we have deemed relevant and necessary for the basis of our opinions hereinafter expressed. As to questions of fact material to this opinion, we have relied on certificates or comparable documents of public officials. In our examination, we have assumed: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; (c) the truth, accuracy and completeness of the information, representations and warranties contained in the instruments, documents, certificates and records we have reviewed; and (d) the legal competence of all signatories to such documents. In addition, we have reviewed such other documents that we consider necessary or advisable for the purpose of rendering the opinions set forth below, including the form of Subscription Agreement, dated as of May 7, 2026 filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Commission on May 7, 2026 and the form of warrant attached as Exhibit A thereto. We have not independently established the facts stated therein.
We express no opinion as to any matter relating to the laws of any jurisdiction other than the federal laws of the United States of America and the General Corporation Law of the State of Delaware.
Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set out below, we are of the opinion that:
1.    The Outstanding Shares have been duly authorized and are validly issued, fully paid and nonassessable; and
2.    The Warrants Shares have been duly authorized and, when the Warrant Shares are issued upon exercise of the Warrants in accordance with its terms, the Warrant Shares will have been validly issued, fully paid and nonassessable.
We consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement, and we consent to the use of our name wherever it appears in the prospectus forming a part of the Registration Statement and in any amendment or supplement thereto. In giving such consent, we do not thereby admit that we are in the category of
AUSTIN BOSTON BOULDER BRUSSELS HONG KONG LONDON LOS ANGELES NEW YORK PALO ALTO
SALT LAKE CITY SAN DIEGO SAN FRANCISCO SEATTLE SHANGHAI WASHINGTON, DC WILMINGTON, DE

Kodiak AI, Inc.
May 29, 2026
persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Wilson Sonsini Goodrich & Rosati, P.C.

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation